Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Julie Patterson

Sr. Director of SEC Reporting, StarTek, Inc.

303-262-4587

julie.patterson@startek.com

StarTek, Inc. Reports Second Quarter 2011 Results

Revenue of $57.1 Million; Offshore Revenue Grows 17%

DENVER, CO — July 28, 2011 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the second quarter ended June 30, 2011.  The Company reported second quarter 2011 revenue of $57.1 million and a net loss of $0.64 per share.

Fueled by new client wins and the expansion of existing programs, full-time equivalent offshore agents grew 13% and offshore revenue grew 17% compared to the first quarter of 2011.  Training and other costs associated with the ramp-up of these programs resulted in offshore margins decreasing slightly to 7% from 9% in the first quarter of 2011.  The offshore growth is part of the Company’s strategy to offset its shrinking North American call volumes, which resulted in lower North American margins in the second quarter.  The Company’s SG&A expense totaled $13.2 million in the second quarter of 2011; however, excluding $2.9 million of severance costs, it would have been $10.3 million for the quarter. The Company’s net loss for the quarter totaled $9.7 million, or $0.64 per share.  Excluding the above severance costs and impairment and restructuring charges of $3.3 million, the net loss would have been $0.27 per share. Adjusted EBITDA, which excludes the same severance costs and impairment and restructuring charges, as well as stock compensation expense, was $0.5 million in the second quarter of 2011.  The Company ended the quarter with approximately $20 million in cash and cash equivalents and no bank debt.  Capital expenditures for the current quarter totaled $2.3 million.

Financial Highlights

Second quarter 2011 revenue of $57.1 million represented a decrease of 4.2% compared to the first quarter of 2011, and a decrease of 15.6% compared to the second quarter of 2010.  The decline was driven by U.S. and Canadian revenue, which fell approximately $4.4 million from the first quarter of 2011, $1.6 million of which was attributable to the closure of the Company’s site in Alexandria, Louisiana and the ramp-down of business in Cornwall, Ontario.  The decline in U.S and Canadian revenue was partially offset by revenue growth in the offshore segment of approximately $2.0 million, or 17%, compared to the first quarter of 2011.

Gross margin declined to 11.0% in the second quarter of 2011 compared to 12.4% in the first quarter of 2011 and was relatively flat compared to the second quarter of 2010.  The decrease was driven by lower U.S. margins, which fell to 12.9% from 15.5% on lower call volumes and in response to client demand that more calls be handled offshore.  As previously mentioned, offshore gross margin declined slightly to 7% compared to 9% in the first quarter of 2011 due to training costs, and Canadian gross margins improved to 11% from 8% in the first quarter of 2011 due to the effect of lower training costs as we ramp-down our Cornwall and Kingston sites.

SG&A expense for the quarter totaled $13.2 million, compared to $9.7 million in the first quarter of 2011 and $10.3 million in the second quarter of 2010.  The increase from the first quarter of 2011 was primarily due to $2.9 million in severance costs in the second quarter related to the departure of the Company’s President and CEO, as well as severance associated with personnel reductions that will lead to lower future SG&A costs.

The Company reported second quarter 2011 adjusted EBITDA (adjusted for $2.9 million of severance costs, $3.3 million of impairment and restructuring charges and $0.4 million of stock compensation expense) of $0.5 million, compared to first quarter 2011 adjusted EBITDA of $2.1 million.  The Company reported a net loss of $9.7 million, or $0.64 per share, during the second quarter of 2011 compared to a net loss of $2.6 million, or $0.17 per share, in the first quarter of 2011 and a net loss of $5.2 million, or $0.35 per share, in the second quarter of 2010.  Excluding severance costs and impairment and restructuring charges, the net loss would have been $4.1 million, or $0.27 per share, in the second quarter of 2011.

Second Quarter 2011 Operational Highlights

During the second quarter of 2011, the Company:

•                  Announced the appointment of Chad Carlson as its new President and CEO.  Mr. Carlson previously served as the Company’s EVP and Chief Operating Officer;

•                  Named Robert Sheft and Ben Rosenzweig as new members of its Board of Directors;

•                  Continued its sales momentum by signing two new deals with an expected annual contract value of $9 million, bringing the total for the first half of 2011 to five new deals for over $20 million in expected annual contract value;

•                  Took measures to further reduce its Canadian footprint by announcing the closure of one of its Kingston, Ontario sites, as well as the downsizing of its Cornwall, Ontario site;

•                  Announced the closure of its Collinsville, Virginia site planned for August 2011;

•                  Grew offshore agents by 13% from the first quarter of 2011 and 81% from the second quarter of 2010 to support new business wins; and

•                  Signed a lease for its first facility in Honduras, which is expected to open at the end of the third quarter of 2011 with a commitment from an existing client in July

Chad Carlson, StarTek’s newly appointed President and CEO said, “I am optimistic about the future of StarTek and excited to be leading such a talented team.  Our focus will be on executing for our clients, supporting our employees and driving value to our stockholders.  Our intensity on execution will continue building trust with our clients and enable us to bring value to their customer experience initiatives.  We will continue to selectively unwind underutilized seat capacity in the U.S. and right-size our G&A cost structure to return StarTek to profitability.  Over the next several months we will continue to improve our delivery platform to enable future growth and will develop a strategic plan aimed at driving more revenue across a repositioned and more diversified geographic footprint.”

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (investor.startek.com).  Further details regarding the earnings call are described below.

Conference Call and Webcast Details

The Company will host a conference call today, July 28, 2011, at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss its second quarter 2011 financial results. To participate in the teleconference, please call toll-free 866-730-5763 (or 857-350-1587 for international callers) and enter “75530673”.  You may also listen to the teleconference live via the Company’s website at www.startek.com.  For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. (NYSE: SRT) is a leading customer experience expert in the business process outsourcing industry.  Our clients rely on us to ensure a great customer experience resulting in improved customer satisfaction and retention and an increase in revenue and cost efficiencies for our clients.  StarTek has the platforms and the expertise to compete with the largest companies, but we remain small enough to focus on partnering with our clients to develop creative solutions that fit their unique needs.  StarTek’s comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management and retention programs. Our company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. Headquartered in Denver, Colorado, StarTek has delivery centers onshore in North America, near shore in Costa Rica and Honduras, offshore in the Philippines and virtually through our StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303.262.4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on two significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients’ products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results, inability to renew or replace sources of capital funding and, should we make acquisitions, the effective and timely integration of such acquisitions.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2010, as well as Item 1A. — Risk Factors and all other disclosures in the Company’s Form 10-Q for the quarter ended March 31, 2011, filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect StarTek’s business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$57,139	$67,676	$116,649	$135,086
Cost of services	50,836	60,041	102,959	120,315
Gross profit	6,303	7,635	13,690	14,771
Selling, general and administrative expenses	13,196	10,268	22,876	21,158
Impairment losses and restructuring charges	3,272	764	3,272	764
Operating loss	(10,165)	(3,397)	(12,458)	(7,151)
Net interest and other (expense) income	(12)	211	6	214
Loss before income taxes	(10,177)	(3,186)	(12,452)	(6,937)
Income tax benefit	525	(2,037)	246	(1,402)
Net loss	$(9,652)	$(5,223)	$(12,206)	$(8,339)

Net loss per share
Basic	$(0.64)	$(0.35)	$(0.81)	$(0.56)
Diluted	$(0.64)	$(0.35)	$(0.81)	$(0.56)

Weighted average shares outstanding
Basic	15,072	14,886	15,043	14,866
Diluted	15,072	14,886	15,043	14,866

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash, cash equivalents and investments	$20,151	$18,740
Trade accounts receivable	40,759	47,210
Other current assets	12,367	11,884
Total current assets	73,277	77,834

Property, plant and equipment, net	42,262	46,930
Other assets	7,656	7,991
Total assets	$123,195	$132,755

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$30,049	$27,665
Other liabilities	4,214	4,443
Total liabilities	34,263	32,108

Stockholders’ equity	88,932	100,647
Total liabilities and stockholders’ equity	$123,195	$132,755

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating Activities
Net loss	$(9,652)	$(5,223)	$(12,206)	$(8,339)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	4,061	4,344	8,047	8,580
Impairment losses	1,026	451	1,026	2,613
Non-cash compensation cost	421	468	870	1,024
Changes in operating assets & liabilities and other, net	5,548	615	7,046	8,618
Net cash provided by operating activities	1,404	655	4,783	12,496

Investing Activities
Proceeds from investments available for sale, net	—	107	—	606
Purchases of property, plant and equipment	(2,250)	(5,642)	(4,178)	(10,496)
Proceeds from note receivable	165	—	330	—
Net cash used in investing activities	(2,085)	(5,535)	(3,848)	(9,890)
Financing Activities
Other financing, net	(11)	66	128	93
Net cash provided by financing activities	(11)	66	128	93
Effect of exchange rate changes on cash	463	(810)	348	(610)
Net increase in cash and cash equivalents	(229)	(5,624)	1,411	2,089
Cash and cash equivalents (not including investments) at beginning of period	20,380	27,304	18,740	19,591
Cash and cash equivalents (not including investments) at end of period	$20,151	$21,680	$20,151	$21,680

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(Unaudited)

The information presented in this press release reports 1) net loss excluding severance costs and impairment and restructuring charges, 2) SG&A excluding severance costs and 3) adjusted EBITDA, which the Company defines as net income (loss) plus income tax expense, interest expense, impairment and restructuring charges, severance costs, depreciation expense and stock compensation expense.  The following tables provide reconciliation of adjusted net loss to net loss calculated in accordance with GAAP, adjusted SG&A to SG&A calculated in accordance with GAAP and adjusted EBIDTA to net loss calculated in accordance with GAAP.  This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP).  It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

SG&A and net loss excluding severance expense and impairment and restructuring charges:

	Three Months Ended June 30, 2011
	GAAP	Adj.		Non- GAAP
Revenue	$57,139			$57,139
Cost of services	50,836			50,836
Gross profit	6,303			6,303
Gross margin	11.0%			11.0%

Selling, general & administrative expenses	13,196	(2,895	)(a)	10,301
Impairment losses and restructuring charges	3,272	(3,272	)(b)	—
Operating loss	(10,165)			(3,998)
Net interest and other income	(12)			(12)
Loss from continuing operations before income taxes	(10,177)			(4,010)
Income tax (benefit) expense	(525)	655	(c)	130
Net loss	$(9,652)			$(4,140)

Net loss per share	$(0.64)			$(0.27)

Diluted weighted average shares outstanding	15,072			15,072

(a)          Adjustment to remove severance costs related to the departure of the Company’s President and CEO and other personnel reductions.

(b)         Adjustment to remove impairment and restructuring charges related to the ramp-down of the Cornwall, Ontario site, closure of Kingston, Ontario site, an adjustment for a buy-out offer on our Regina, Saskatchewan facility and for the impairment of certain long-lived assets whereby the future cash flows do not support the carrying value of the assets.

(c)          Adjustment for the tax effect of severance costs and impairment and restructuring charges.

Adjusted EBITDA:

	Three Months Ended
	June 30, 2011	March 31, 2011
Net loss	$(9,652)	$(2,554)
Income tax (benefit) expense	(525)	279
Interest income	(20)	(22)
Impairment losses and restructuring charges	3,272	—
Depreciation expense	4,061	3,986
Stock compensation expense	421	449
Severance expense	2,895	—
Adjusted EBITDA	$452	$2,138